Exhibit 10.14

Multimedia Training Solutions, Inc.
CD-ROM – GRAPHICS – VIDEO – INTERNET

141 New Road

                Parsippany, NJ 07054

Shaun D.C. Edwardes

Public Film Works

14759 Oxnard Blvd.

Van Nuys, CA 91408

June 2, 2003

Dear Mr. Edwardes,

Per your request, I am sending this letter via facsimile and letter to confirm that Public Film Works has paid all money due for past internet programming, graphics, and hosting services performed by MMT Solutions, Inc.  This letter is to acknowledge that there is no further work to be performed and no future payments due and that our agreement has been satisfactory completed by both parties with no future obligations on either company.

Public Film Works is and always has been in good standing with MMT Solutions and would be a great pleasure to work with your organization again in the future if there is an opportunity.

Good luck with your current endeavors and please keep us in mind.

Sincerely,

/s/ Michael S. Hetelson

Michael S. Hetelson, President

MMT Solutions, Inc.